Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Masonite International Corporation Reports Third Quarter Results Featuring Margin Resilience and Strong Operating Cash Flow

•Net sales declined 4% year over year amid challenging market conditions
•Maintained strict focus on price-cost management to support margins
•Delivered strong year-to-date operating cash flow of $310 million
•Announced strategic acquisition of Fleetwood, a premium provider of glass door systems

(Tampa, FL, November 7, 2023) - Masonite International Corporation ("Masonite" or the "Company") (NYSE: DOOR) today announced results for the three and nine months ended October 1, 2023.

($ in millions, except per share amounts)	3Q23	3Q22	% Change	YTD 2023	YTD 2022	% Change
Net sales	$702	$728	(4%)	$2,170	$2,216	(2%)
Net income attributable to Masonite	$41	$57	(27%)	$128	$183	(30%)
% of net sales	5.9%	7.8%	(190 bps)	5.9%	8.3%	(240 bps)
Diluted earnings per share	$1.86	$2.54	(27%)	$5.73	$8.01	(28%)
Adjusted EPS*	$2.04	$2.53	(19%)	$6.23	$8.00	(22%)
Adjusted EBITDA*	$107	$112	(4%)	$332	$355	(6%)
% of net sales	15.3%	15.4%	(10 bps)	15.3%	16.0%	(70 bps)

“In the face of constrained end-market demand I am proud of our team's execution and ability to preserve margins and deliver record cash flow,” said Howard Heckes, President and CEO. “While maintaining sharp discipline on price-cost and working capital management, we are also delivering meaningful progress on our Doors That Do MoreTM strategic initiatives. Subsequent to the quarter end, we were pleased to announce the acquisition of Fleetwood, a leading manufacturer of high-end glass doors for luxury homes. The Fleetwood product portfolio extends the reach of Masonite product offerings to the top end of the good, better, best spectrum and allows us to tap into new areas of long-term growth.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Third Quarter 2023 Discussion
(All references to percent increase or decrease in the discussion below compare current third quarter 2023 results to those realized in the third quarter of 2022 unless otherwise noted.)
Consolidated net sales were $702 million in the third quarter of 2023, a 4% decrease resulting from a 13% decline in volume partially offset by an 8% increase from the Endura acquisition and a 1% increase in average unit price (AUP).
•North American Residential net sales were $553 million, a 5% decrease driven by a 14% decline in volume and a 1% decrease in AUP, partially offset by a 10% increase from the Endura acquisition.
•Europe net sales were $65 million, a 2% decrease driven by a 7% decline in volume and a 2% decrease from lower AUP, partially offset by a 7% increase from favorable foreign exchange.
•Architectural net sales were $81 million, a 4% increase driven by an 18% increase in AUP, partially offset by a 10% decline in volume and a 4% decrease from lower component sales.
Total Company gross profit was $166 million in the third quarter of 2023, down 1% as positive contributions from price-cost management initiatives and the Endura acquisition were more than offset by impacts of lower volumes. Gross profit margin, however, increased 60 basis points to 23.6%.
Selling, general and administration (SG&A) expenses were $99 million in the third quarter of 2023, an increase of 19% due primarily to incremental SG&A from Endura and an increase in acquisition and due diligence-related costs. SG&A as a percentage of net sales increased 260 basis points to 14% compared to the third quarter of 2022.
Net income attributable to Masonite was $41 million in the third quarter of 2023, a decrease of 27% primarily driven by higher depreciation, amortization, interest expense and costs associated with previously announced restructuring plans offset by lower income tax expense.
Adjusted EBITDA* was $107 million in the third quarter of 2023, a decrease of 4% driven primarily by the impact of volume declines. Diluted earnings per share were $1.86, a decrease of 27% compared to $2.54 in the comparable 2022 period. Diluted adjusted earnings per share* were $2.04 compared to $2.53 in the comparable 2022 period.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
At the end of the third quarter, total available liquidity was $663 million, inclusive of $360 million in unrestricted cash and $303 million of availability under our ABL Facility and AR Sales Program.
Cash provided by operations was $310 million for the nine months ended October 1, 2023, as compared to $83 million in the prior year period. Capital expenditures were $86 million for the nine months ended October 1, 2023, an increase from $66 million in the comparable period of 2022.
During the third quarter, Masonite repurchased approximately 106,329 shares of stock for $10 million, at an average price of $94.05.

Acquisition of Fleetwood
On October 19, 2023, the Company announced that its U.S. subsidiary had acquired Fleetwood Aluminum Products LLC (Fleetwood), a leading designer and manufacturer of premium, aluminum-framed glass door and window solutions for luxury homes, for $285 million in cash. Fleetwood is expected to contribute approximately $150 million of incremental full-year revenue to Masonite in 2024. Net of expected tax benefits attributable to the acquisition, the purchase price would equate to approximately $255 million, equivalent to approximately 7 times Fleetwood's anticipated 2024 EBITDA. Additional information about Fleetwood can be found at www.fleetwoodusa.com.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 8, 2023. The live audio webcast will begin at 9:00 a.m. Eastern Time and can be accessed, together with the presentation, on the Masonite website www.masonite.com.
Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).
A telephone replay will be available approximately one hour following completion of the call through November 22, 2023. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside the U.S.). Enter Conference ID #13741857.
About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors, door system components and door systems for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves approximately 7,000 customers globally. Additional information about Masonite can be found at www.masonite.com.
Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our ability to support our margins, our acquisition activity, our product offerings, our ability to tap into new areas of long-term growth, and anticipated financial results related to Fleetwood. When used in this press release, such forward-looking statements may be identified by the use of such words as "may," "might," "could," "will," "would," "should," "expect," "believes," "outlook," "predict," "forecast," "objective," "remain," "anticipate," "estimate," "progressing," "potential," "continue,"

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

"plan," "project," "showing," "yielding," "targeting," or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products; impacts on our business from weather and climate change; our ability to successfully consummate and integrate acquisitions and to effectuate dispositions; changes in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes, our term loan credit agreement (the "Term Loan Facility") and our asset-based revolving credit facility (the "ABL Facility"); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes, the Term Loan Facility and the ABL Facility; fluctuating foreign exchange and interest rates; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks and data privacy requirements; political, economic and other risks that arise from operating a multinational business; retention of key management personnel; environmental and other government regulations, including the United States Foreign Corrupt Practices Act ("FCPA"), and any changes in such regulations; the scale and scope of public health issues and their impact on our operations, customer demand and supply chain; and our ability to replace our expiring patents and to innovate and keep pace with technological developments. For additional information on identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see Masonite’s reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Masonite undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted

EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items, as applicable: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2028 and 2030 Notes and the credit agreements governing the ABL Facility and Term Loan Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.
The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Management believes this measure provides supplemental information on how successfully we operate our business.
Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.
Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Third quarter 2022 net sales	$579.4	$65.7	$77.8	$4.6	$727.6
Acquisitions, net of divestitures	59.7	—	—	—	59.7	8.2%
Volume	(81.0)	(4.3)	(7.8)	—	(93.1)	(12.8%)
Average unit price	(3.9)	(1.1)	14.0	(0.7)	8.1	1.1%
Components	0.6	(0.4)	(3.0)	0.3	(2.6)	(0.4%)
Foreign exchange	(1.8)	4.7	(0.3)	(0.1)	2.5	0.3%
Third quarter 2023 net sales	$553.0	$64.6	$80.7	$4.1	$702.2
Year over year change, net sales	(4.6%)	(1.7%)	3.7%	(10.9%)	(3.5%)

Third quarter 2022 Adjusted EBITDA	$115.1	$3.9	$(0.2)	$(6.8)	$111.9
Third quarter 2023 Adjusted EBITDA	109.0	3.7	5.1	(10.6)	107.2
Year over year change, Adjusted EBITDA	(5.3%)	(5.1%)	2,443.4%	nm	(4.2%)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Year to date 2022 net sales	$1,755.8	$220.0	$224.3	$15.6	$2,215.7
Acquisitions, net of divestitures	178.9	—	—	—	178.9	8.1%
Volume	(293.4)	(23.7)	(11.0)	—	(328.1)	(14.8%)
Average unit price	74.0	2.2	52.0	1.2	129.3	5.8%
Components	0.9	(2.6)	(7.3)	(4.2)	(13.2)	(0.6%)
Foreign exchange	(9.2)	(1.6)	(1.6)	(0.1)	(12.5)	(0.6%)
Year to date 2023 net sales	$1,707.0	$194.3	$256.4	$12.5	$2,170.1
Year over year growth, net sales	(2.8%)	(11.7%)	14.3%	(19.9%)	(2.1%)

Year to date 2022 Adjusted EBITDA	$367.7	$24.3	$(3.0)	$(34.2)	$354.8
Year to date 2023 Adjusted EBITDA	334.5	11.5	17.8	(31.9)	331.9
Year over year growth, Adjusted EBITDA	(9.0%)	(52.5%)	nm	nm	(6.5%)

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net sales	$702,247	$727,626	$2,170,115	$2,215,717
Cost of goods sold	536,548	560,442	1,655,558	1,684,799
Gross profit	165,699	167,184	514,557	530,918
Gross profit as a % of net sales	23.6%	23.0%	23.7%	24.0%

Selling, general and administration expenses	98,625	82,690	299,076	256,266
Selling, general and administration expenses as a % of net sales	14.0%	11.4%	13.8%	11.6%

Restructuring costs (benefit)	1,900	(141)	8,643	(221)
Operating income	65,174	84,635	206,838	274,873
Interest expense, net	11,913	10,266	39,653	31,098
Other (income) expense, net	(1,083)	211	(1,581)	(1,604)
Income before income tax expense	54,344	74,158	168,766	245,379
Income tax expense	12,041	16,376	38,074	59,502
Net income	42,303	57,782	130,692	185,877
Less: net income attributable to non-controlling interests	817	745	2,470	2,743
Net income attributable to Masonite	$41,486	$57,037	$128,222	$183,134

Basic earnings per common share attributable to Masonite	$1.89	$2.56	$5.81	$8.09
Diluted earnings per common share attributable to Masonite	$1.86	$2.54	$5.73	$8.01

Shares used in computing basic earnings per share	21,992,513	22,267,684	22,082,416	22,624,830
Shares used in computing diluted earnings per share	22,339,173	22,491,874	22,389,678	22,873,027

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	October 1, 2023	January 1, 2023
Current assets:
Cash and cash equivalents	$360,482	$296,922
Restricted cash	11,926	11,999
Accounts receivable, net	354,995	375,918
Inventories, net	364,181	406,828
Prepaid expenses and other assets	65,305	55,051
Income taxes receivable	24,703	16,922
Total current assets	1,181,592	1,163,640
Property, plant and equipment, net	734,567	652,329
Operating lease right-of-use assets	190,840	160,695
Investment in equity investees	19,366	16,111
Goodwill	253,871	69,868
Intangible assets, net	247,763	136,056
Deferred income taxes	23,401	16,133
Other assets	34,506	33,346
Total assets	$2,685,906	$2,248,178

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$140,310	$111,526
Accrued expenses	213,920	223,046
Income taxes payable	6,728	14,361
Current portion of long-term debt	37,500	—
Total current liabilities	398,458	348,933
Long-term debt	1,058,210	866,116
Long-term operating lease liabilities	178,009	151,242
Deferred income taxes	118,394	79,590
Other liabilities	76,116	59,515
Total liabilities	1,829,187	1,505,396
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 21,903,821 and 22,155,035 shares issued and outstanding as of October 1, 2023, and January 1, 2023, respectively	525,709	520,003
Additional paid-in capital	226,950	226,514
Retained earnings	227,298	127,826
Accumulated other comprehensive loss	(134,201)	(142,224)
Total equity attributable to Masonite	845,756	732,119
Equity attributable to non-controlling interests	10,963	10,663
Total equity	856,719	742,782
Total liabilities and equity	$2,685,906	$2,248,178

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

	Nine Months Ended
Cash flows from operating activities:	October 1, 2023	October 2, 2022
Net income	$130,692	$185,877
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation	67,355	51,977
Amortization	21,915	13,164
Share based compensation expense	17,439	16,251
Deferred income taxes	(13,618)	(4,675)
Unrealized foreign exchange (gain) loss	(312)	859
Share of income from equity investees, net of tax	(3,186)	(3,944)
Dividend from equity investee	3,150	4,500
Pension and post-retirement funding, net of expense	(1,446)	140
Non-cash accruals and interest	3,384	199
Loss (gain) on sale of property, plant and equipment	3,319	(1,245)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	30,972	(70,530)
Inventories	88,087	(101,305)
Prepaid expenses and other assets	(20,714)	85
Accounts payable and accrued expenses	1,512	(3,307)
Other assets and liabilities	(18,138)	(5,127)
Net cash flow provided by operating activities	310,411	82,919
Cash flows from investing activities:
Additions to property, plant and equipment	(86,172)	(65,792)
Acquisition of businesses, net of cash acquired	(352,886)	—
Proceeds from sale of property, plant and equipment	56	6,393
Proceeds from repayment of note receivable	12,000	—
Other investing activities	(5,886)	(2,068)
Net cash flow used in investing activities	(432,888)	(61,467)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	250,000	—
Repayments of long-term debt	(18,750)	—
Payment of debt issuance costs	(3,628)	—
Proceeds from borrowings on revolving credit facilities	100,000	—
Repayments of borrowings on revolving credit facilities	(100,000)	—
Tax withholding on share based awards	(2,257)	(3,332)
Distributions to non-controlling interests	(2,243)	(2,500)
Repurchases of common shares	(39,132)	(140,000)
Net cash flow provided by (used in) financing activities	183,990	(145,832)
Net foreign currency translation adjustment on cash	1,974	(4,421)
Increase (decrease) in cash, cash equivalents and restricted cash	63,487	(128,801)
Cash, cash equivalents and restricted cash, beginning of period	308,921	391,505
Cash, cash equivalents and restricted cash, at end of period	$372,408	$262,704

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net income attributable to Masonite	$41,486	$57,037	$128,222	$183,134

Add: Adjustments to net income attributable to Masonite:
Restructuring costs (benefit)	1,900	(141)	8,643	(221)
Other items (1)	3,760	—	6,349	—
Income tax impact of adjustments	(1,676)	36	(3,788)	56
Adjusted net income attributable to Masonite	$45,470	$56,932	$139,426	$182,969

Diluted earnings per common share attributable to Masonite ("EPS")	$1.86	$2.54	$5.73	$8.01
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$2.04	$2.53	$6.23	$8.00

Shares used in computing EPS and Adjusted EPS	22,339,173	22,491,874	22,389,678	22,873,027
____________
(1) Other items include $3,760 and $6,349 in acquisition and due diligence related costs in the three and nine months ended October 1, 2023, respectively, and were recorded in selling, general and administration expenses within the condensed consolidated statements of income and comprehensive income.
The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended October 1, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$87,508	$(2,305)	$1,718	$(45,435)	$41,486
Plus:
Depreciation	13,936	2,692	3,002	3,259	22,889
Amortization	3,353	3,062	367	670	7,452
Share based compensation expense	—	—	—	4,282	4,282
Loss on disposal of property, plant and equipment	1,723	6	50	—	1,779
Restructuring costs	1,898	—	—	2	1,900
Interest expense, net	—	—	—	11,913	11,913
Other expense (income), net	40	243	—	(1,366)	(1,083)
Income tax expense	—	—	—	12,041	12,041
Other items (1)	—	—	(5)	3,765	3,760
Net income attributable to non-controlling interest	541	—	—	276	817
Adjusted EBITDA	$108,999	$3,698	$5,132	$(10,593)	$107,236

Net sales	$552,979	$64,559	$80,658	$4,051	$702,247
Adjusted EBITDA margin	19.7%	5.7%	6.4%	nm	15.3%
____________
(1) Other items include $3,760 in acquisition and due diligence related costs in the three months ended October 1, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of income and comprehensive income

	Three Months Ended October 2, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$103,589	$(1,116)	$(3,486)	$(41,950)	$57,037
Plus:
Depreciation	10,443	2,127	2,959	1,932	17,461
Amortization	442	2,985	278	551	4,256
Share based compensation expense	—	—	—	5,556	5,556
Loss on disposal of property, plant and equipment	136	—	7	12	155
Restructuring (benefit) costs	(178)	—	23	14	(141)
Interest expense, net	—	—	—	10,266	10,266
Other (income) expense, net	—	(98)	—	309	211
Income tax expense	—	—	—	16,376	16,376
Net income attributable to non-controlling interest	660	—	—	85	745
Adjusted EBITDA	$115,092	$3,898	$(219)	$(6,849)	$111,922

Net sales	579,440	65,718	77,843	4,625	727,626
Adjusted EBITDA margin	19.9%	5.9%	(0.3)%	nm	15.4%

	Nine Months Ended October 1, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$270,820	$(5,332)	$6,779	$(144,045)	$128,222
Plus:
Depreciation	41,472	7,307	8,959	9,617	67,355
Amortization	10,407	8,781	840	1,887	21,915
Share based compensation expense	—	—	—	17,439	17,439
Loss on disposal of property, plant and equipment	2,782	61	327	149	3,319
Restructuring costs	7,153	—	863	627	8,643
Interest expense, net	—	—	—	39,653	39,653
Other expense (income), net	13	723	—	(2,317)	(1,581)
Income tax expense	—	—	—	38,074	38,074
Other items (1)	—	—	—	6,349	6,349
Net income attributable to non-controlling interest	1,804	—	—	666	2,470
Adjusted EBITDA	$334,451	$11,540	$17,768	$(31,901)	$331,858

Net sales to external customers	$1,706,987	$194,263	$256,378	$12,487	$2,170,115
Adjusted EBITDA margin	19.6%	5.9%	6.9%	nm	15.3%
____________
(1) Other items include $6,349 in acquisition and due diligence related costs in the nine months ended October 1, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of income and comprehensive income

	Nine Months Ended October 2, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$333,233	$8,062	$(9,354)	$(148,807)	$183,134
Plus:
Depreciation	30,394	6,640	8,602	6,341	51,977
Amortization	1,528	9,314	679	1,643	13,164
Share based compensation expense	—	—	—	16,251	16,251
Loss (gain) on disposal of property, plant and equipment	1,873	(13)	(3,037)	(68)	(1,245)
Restructuring (benefit) costs	(359)	—	71	67	(221)
Interest expense, net	—	—	—	31,098	31,098
Other (income) expense, net	(792)	304	—	(1,116)	(1,604)
Income tax expense	—	—	—	59,502	59,502
Net income attributable to non-controlling interest	1,856	—	—	887	2,743
Adjusted EBITDA	$367,733	$24,307	$(3,039)	$(34,202)	$354,799

Net sales to external customers	$1,755,780	$220,039	$224,257	$15,641	$2,215,717
Adjusted EBITDA margin	20.9%	11.0%	nm	nm	16.0%

Richard Leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

Marcus Devlin
DIRECTOR, INVESTOR RELATIONS
mdevlin@masonite.com
813.371.5839